Exhibit 99

                                                                                                                  Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                  Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES, INC. REPORTS Q3’07 DILUTED EARNINGS PER SHARE OF $0.78. RAISES FY2007 EPS GUIDANCE RANGE TO $2.79-$2.84

NEW YORK, January 16, 2007 - Forest Laboratories, Inc. (NYSE: FRX), a U.S.-based pharmaceutical company, today announced that fully diluted earnings per share equaled $0.78 in the third quarter of fiscal 2007, an increase of 37% over last year’s third quarter’s fully diluted earnings per share of $0.57. Reported earnings included a $10,200,000 charge for stock option expense in accordance with the adoption of Statement of Financial Accounting Standard 123R as well as a $20,000,000 product development milestone payment.

Revenues for the quarter increased 18% to $893,031,000 from $757,830,000 in the year-ago period. Revenues were comprised of net sales of $830,431,000, an increase of 16% from $714,887,000 in the year-ago period, earnings contribution of $38,664,000 from the co-promotion of Benicar®* (olmesartan medoxomil) and Benicar HCT®, antihypertensive therapies, which increased 37% from $28,290,000 in the year-ago quarter, interest income of $22,577,000 which increased 59% from $14,229,000 in the year-ago period and other contract and miscellaneous income of $1,359,000.

Sales in the quarter included $554,964,000 for Forest’s antidepressant franchise which was comprised of $545,855,000 of Lexapro® (escitalopram oxalate), an SSRI indicated for the initial and maintenance treatment of major depressive disorder and generalized anxiety disorder in adults, $7,928,000 of Celexa® (citalopram HBr), an antidepressant, and $1,181,000 of generic citalopram. The year-ago period included $485,687,000 of antidepressant franchise sales which was comprised of $480,707,000 of Lexapro, $4,823,000 of branded Celexa and $157,000 of generic citalopram. Sales of Namenda®, an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, totaled $173,881,000 in the quarter compared to sales of $124,022,000 in last year’s third quarter.

Selling, general and administrative expenses increased 7% to $268,626,000. Research and development spending increased 19% to $112,029,000 during the quarter and included a one-time product development milestsone payment of $20,000,000.

Net income in the current quarter increased by 28% to $250,301,000 as compared to $195,163,000 reported in the third quarter of the prior year.

Fully diluted shares outstanding for the third quarter were 320,363,000, a reduction of 20,300,000 shares due mainly to the Company’s share repurchase program. During the quarter the Company purchased 1,290,000 shares under its current 25 million share authorization and has an additional 14,684,700 shares available for repurchase under the program, which has no expiration date.

Nine-Month Results

Revenue for the nine months ended December 31, 2006 increased 16% to $2,556,344,000 from $2,206,068,000 in the prior year.

Net income for the nine months ended December 31, 2006 increased 12% to $692,019,000 from net income of $616,624,000 reported in the nine months of the prior year. Diluted earnings per share increased 20% to $2.14 in the current year’s first nine months as compared to diluted earnings per share of $1.79 for last year’s nine months.

Fiscal 2007 Guidance

Based on the stronger-than-projected performance of our promoted products, the Company has increased its expectations for fully diluted earning per share for the fiscal year ending March 31, 2007 to $2.79-$2.84 from prior guidance of $2.60-$2.65 per share. The revised guidance excludes the impact of the one-time in-process research and development charge related to the acquisition of Cerexa, Inc. of approximately $494 million, or approximately $1.54 per share. This charge will be recorded in the fiscal fourth quarter and is subject to final purchase price valuation and allocation. The revised estimate of per share effect of the charge recognizes that there is no deferred tax benefit to be reflected. In addition, the revised earnings per share guidance does include planned research and development expenses associated with Cerexa related product development programs.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "We are encouraged by both the performance of our key marketed products and by the opportunities we currently have in our development pipeline as well as the prospect to add future development programs. During the quarter we announced the acquisition of Cerexa, Inc. Our acquisition of Cerexa provides us with major opportunities in an entirely new therapeutic area, the hospital injectable anti-infective market, which urgently needs innovative drugs because of the persistent and inevitable development of increased resistance to existing antibiotics. We believe Cerexa is an outstanding company, with extraordinary leadership and scientists that we expect will become a major source of growth for Forest. Cerexa’s most advanced product, ceftaroline, will shortly be commencing Phase III studies.

We remain strategically focused on both supporting continued growth of our in-line products, which generate predictable and significant free cash flow, as well as identifying promising development opportunities."

Forest will host a conference call at 10:00 AM EST today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until January 31, 2007 at both websites and also by dialing 1-800-642-1687 (US investors) or +1-706-645-9291 (international investors) passcode 5744720.

About Forest Laboratories and Its Products

Forest Laboratories (www.frx.com) is a U.S.-based pharmaceutical company dedicated to identifying, developing, and delivering products that make a positive difference in peoples’ lives. Forest Laboratories’ growing product line includes Lexapro® (escitalopram oxalate), an SSRI indicated for adults for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder; Namenda® (memantine HCl), an N-methyl-D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate and severe Alzheimer’s disease; Benicar®* (olmesartan medoxomil), an angiotensin receptor blocker, and Benicar* HCT® (olmesartan medoxomil-hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product, each indicated for the treatment of hypertension; and Campral®* (acamprosate calcium), indicated in combination with psychosocial support for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation.

*Benicar is a registered trademark of Daiichi Sankyo, and Campral is a registered trademark of Merck Santé s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products and the risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and on Form 10-Q for the period ended June 30, 2006.

Source: Forest Laboratories, Inc.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share amounts)	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Net sales	$830,431	$714,887	$2,367,875	$2,081,173
Contract revenue	38,914	28,373	130,485	86,945
Interest income	22,577	14,229	56,330	38,241
Other income	1,109	341	1,654	(291)
Net revenues	893,031	757,830	2,556,344	2,206,068

Costs and expenses: Cost of goods sold	195,539	165,875	556,322	483,136
Selling, general and administrative	268,626	250,725	772,017	772,435
Research and development	112,029	94,188	344,863	216,054
	576,194	510,788	1,673,202	1,471,625

Income before income tax expense	316,837	247,042	883,142	734,443

Income tax expense	66,536	51,879	191,123	117,819

Net income	$250,301	$195,163	$ 692,019	$ 616,624
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Net income per share:

Basic	$0.79	$0.58	$2.17	$1.81
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Diluted	$0.78	$0.57	$2.14	$1.79
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Weighted average number of shares outstanding:

Basic	316,200	336,890	318,512	340,160
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Diluted	320,363	340,663	323,048	344,801
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